Exhibit 10.22
OPTION AWARD AGREEMENT

TO: MICHAEL KENNEDY

You (“Grantee” or “you”) have been granted an award (the “Award”) of nonqualified stock options (the “Options”) to purchase shares of Common Stock (“Shares”) at the applicable Exercise Price and subject to the terms and conditions described herein, as a material inducement to, and in connection with, Grantee’s acceptance of an offer of employment with RumbleOn, Inc. (the “Company”). This Award is granted outside of the terms of the RumbleOn 2017 Stock Incentive Plan (as amended to date, the “Plan”) as an inducement material to entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq Listing Rules regarding stockholder approval of equity compensation. Nevertheless, the Options and this Award are subject to the terms, conditions and provisions set forth in the Plan (except for Section 5 of the Plan), as well as this Option Award Agreement (the “Agreement”). This Agreement confirms the understanding between the Company and you effective as of November 1, 2023 (the “Effective Date”). This Award represents an unsecured and unfunded promise of the Company to deliver Class B Common Stock of the Company in the future, subject to the fulfillment of the Vesting Conditions (as defined in the Appendix) and Grantee’s valid exercise of the Options in accordance with the terms hereof.

1.Introduction. The terms of the Award are as set forth in this Agreement and in the Plan (except for Section 5 of the Plan). The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan (except for Section 5 of the Plan). You agree that you have been provided access to the Plan and that this Award shall be subject to the conditions set forth in the Plan (except for Section 5 of the Plan), including future amendments thereto. In the event of a conflict between the terms of this Agreement and the terms of the Plan (except for Section 5 of the Plan), the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

2.Type of Option: Non-Qualified Stock Option

3.Grant Date: 11/01/2023

4.Option Termination Date: 11/01/2033

5.Option to Purchase up to the Following Number of Shares: 825,000

6.Exercise Price: $5.85 per Share

7.Vesting Conditions: Unless otherwise determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company in its sole discretion, subject to your continuous employment and the terms of this Agreement and the Plan, the Options will vest and become exercisable according to the following:

Please refer to Appendix: Vesting Conditions

8.Exercise of Options.

a.You may exercise the Options that vest and become exercisable, in whole or in part, in accordance with Section 7(h) of the Plan. Options will be considered exercised (as to the number of Options specified in the Exercise Notice) on the earliest business day by which:

i.the Company has received all of the following:

1.written or electronic notice, in such form as the Committee may require, containing such representations and warranties as the Committee may require

Exhibit 10.22
and designating, among other things, the date of exercise and the number of Shares to be purchased by exercise of the Options (the “Exercise Notice”);

2.payment of the applicable Exercise Price for each Share to be purchased by exercise in any (or a combination) of the methods described in Section 7(i) of the Plan; and

3.any other documentation that the Committee may reasonably require; and

ii.you have satisfied any other conditions established or adopted by the Committee from time to time, as contemplated by Section 7 of the Plan, with respect to the exercise of Options (such date, the “Exercise Date”).

9.Termination.
a.Except as otherwise provided for in a separate agreement between the Company and you that is in effect at the time of your termination, the terms of Section 7(j) of the Plan shall apply to the Options.

For purposes of the Award, your employment will be considered terminated as of the date the Company determines you are no longer actively providing services to the Company or a subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to continue to vest in the Options, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws, statutory laws, regulatory laws or common laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

A transfer of employment or services between or among the Company and its subsidiaries shall not be considered a termination of employment. Further, unless the Committee determines otherwise, including through policies it may adopt from time to time regarding part-time work arrangements or reduced work schedules, and except as otherwise required by local law, for purposes of this Award only, any reduction in your regular hours of employment to less than thirty (30) hours per week is deemed a termination of your employment with the Company or any subsidiary. In case of termination of your employment for Cause or for a violation of the Company’s code of business conduct and ethics, the Award shall automatically terminate upon first notification to you of such termination, unless the Committee determines otherwise. If your employment is suspended pending an investigation of whether you should be terminated for Cause or for a violation of the Company’s code of business conduct and ethics, all of your rights under the Award likewise may be suspended during the period of investigation. The Committee shall have the exclusive discretion to determine when you are no longer actively providing services to the Company or any subsidiary or when your rights under the Award may be suspended pending an investigation of whether you should be terminated for Cause or a violation of the Company’s code of business conduct and ethics.

Notwithstanding any period of time referenced in this Section 10 or any other provision of this Agreement that may be construed to the contrary, the Options will in any event terminate at the Close of Business on the Option Termination Date. Notwithstanding anything herein or the Plan to the contrary, if the Options would otherwise expire when trading in the Common Stock is prohibited by law or Company policy, the Options shall instead expire on the 30th day after the expiration of such prohibition. For purposes of this Agreement, “Close of Business” means, on any day, 4:00 p.m., New York, Eastern Standard time.

10.Right to Shares. Unless otherwise provide in the Plan, you shall have no rights of that of a shareholder with respect to the Options (including any voting rights or rights with respect to dividends paid on the Class B Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to you.
a.Distribution. Provided that the Vesting Conditions have been satisfied and the requirements of Section 9 have been met, the Company shall deliver the Shares to the Grantee or direct the

Exhibit 10.22
brokerage agent whom the Company is using to administer the distribution of Shares as soon as reasonably practical.

b.Transferability. The Options may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless the Plan so provides.

11.Taxes.

a.Responsibility for Taxes. You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Award and legally applicable to you or deemed by the Company or the Employer in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (collectively, “Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by the Company or the Employer. You further acknowledge that (i) neither the Company nor the Employer make any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Award including without limitation, the grant, vesting, exercise or settlement of the Award or the subsequent sale of Shares issued pursuant to the Award; and (ii) the Company and the Employer do not commit to and are under no obligation to structure the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

b.Payment of Tax-Related Items. Prior to any event in connection with the Award (e.g., exercise of Options) that gives rise to a Tax-Related Items obligation, you must arrange for the satisfaction of such Tax -Related Items in a manner acceptable to the Company and the Employer.

i.By Sale of Shares. Unless you choose to satisfy the Tax-Related Items by some other means in accordance with clause (ii) below, your acceptance of this Award constitutes your instruction and authorization to the Company and the Designated Broker to sell on your behalf a number of Shares from those Shares issued to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy your obligation for Tax-Related Items. Such Shares will be sold on the day of the event giving rise to the Tax-Related Items (e.g., Exercise Date) or as soon thereafter as practicable. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. The number of Shares sold may be determined by considering any applicable withholding rates, including maximum applicable rates, and to the extent the proceeds of such sale exceed your obligation for Tax-Related Items, the Company agrees to pay such excess in cash to you through payroll or otherwise as soon as practicable and you acknowledge that you have no entitlement to the equivalent in Shares. You further acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your obligation for Tax-Related Items. Accordingly, you agree to pay to the Company or any of its subsidiaries including the Employer as soon as practicable, including through additional payroll withholding, any amount of the Tax - Related Items that is not satisfied by the sale of Shares described above.

Exhibit 10.22
ii.By Wire Transfer or Other Means. At any time not less than five business days before any obligation for Tax-Related Items arises (e.g., an Exercise Date), you may elect to satisfy your obligation for Tax-Related Items by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax-Related Items by wire transfer to such account as the Company may direct, or such other means as the Company may establish or permit. If you have made an election to satisfy your obligation for Tax-Related Items by wire transfer or other means and, as determined by the Company, have not adequately funded the obligation for Tax-Related Items within five business days before an Exercise Date for this Award or any other award of Options granted to you under the Plan, the Company reserves the right to satisfy your obligation for Tax-Related Items pursuant to the method described above in this Section 12(b)(i).

c.Right to Retain Shares or Cash. The Company may refuse to issue or deliver any Shares of or the proceeds from the sale of Shares to you until the obligation for any Tax-Related Items due in connection with the Award has been satisfied. To the extent permitted by law, the Company has the right to retain, without notice, from Shares issuable upon exercise, Shares having a value sufficient to satisfy the Tax-Related Items. Further, the Company or the Employer has the right to retain, without notice, from salary or other amounts payable to you, cash sufficient to satisfy the Tax-Related Items. If your obligation for Tax-Related Items is satisfied by the Company withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Options exercised, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for with respect to the Award that cannot be satisfied by the means described in this Section 12.

12.Registration. The Company intends to file an effective registration statement with the U.S. Securities and Exchange Commission with respect to the Shares subject to the Award. Once filed, the Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, you will not be able to transfer or sell Shares issued to you pursuant to the Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. You agree that any resale by you of the Shares issued pursuant to the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations, including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, and any other law, rule or regulation including, without limitation, applicable securities law and exchange control regulations for your country of residence, as all may be amended from time to time. The Company shall not be obligated to either issue the Shares (or any benefit in lieu of the Shares) or permit the resale of any Shares if such issuance or resale would violate any such requirements.

13.Limitation on Rights; Nature of Grant. By entering into this Agreement and accepting the Award, you acknowledge, understand and agree that:

a.the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards, even if awards have been granted in the past;

b.all determinations with respect to any future grants, of awards will be at the sole discretion of the Company;

c.your receipt of the Award, which is subject to the terms of the Plan, is voluntary;

d.the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;

e.unless provided for in a separate agreement between Grantee and the Company, the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any benefits, severance, resignation, termination,

Exhibit 10.22
redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

f.the future value of the Common Stock subject to the Award is unknown, indeterminable and cannot be predicted with certainty,

g.neither the Award nor the issuance of the Shares shall create a right to employment or be interpreted to form an employment contract with the Employer, the Company, or any subsidiary and shall not interfere with the ability of the Company, any subsidiary or the Employer, as applicable, to terminate your employment at any time; and

h.unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefit evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Award, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding the Award before taking any action related to the Plan.

15.Employee Data Privacy. By entering into this Agreement and accepting the Award:

a.you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your rights with respect to the Award;

b.you understand that the Company and the Employer may, for the exclusive purpose of implementing, administering and managing the Award, hold certain personal information about you, including but not limited to your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and details of all awards or entitlements to Common Stock granted to you under the Award or otherwise (“Data”);

c.you understand that Data will be transferred to, in electronic or other form, and stored by, a broker or stock plan service provider selected by the Company, to assist the Company with the implementation, administration and management of the Award. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You authorize the Company, the broker or stock plan services provider, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your Award.

d.you understand that Data will be held only as long as is necessary to implement, administer and manage your Award.

e.you understand that you are providing the consents herein on a purely voluntary basis, and that if you do not consent, or if you later seek to revoke your consent, your employment and career with the Company will not be adversely affected, and the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards, and you therefore understand that refusing or withdrawing your consent may affect your ability to receive or maintain the Award; and

f.you understand that, if you reside outside of the United States, you may, at any time, request a list with the names and addresses of any potential recipients of the Data, request access to the Data, request additional information about the storage and processing of Data, require any necessary

Exhibit 10.22
amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative.

16.Severability. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless remain in full force and effect without being impaired or invalidated in any way.

17.Governing Law and Venue. The Award and this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, U.S.A., without regard to conflict of laws principles. Each party agrees to exclusive personal jurisdiction and venue in the federal and state courts in Clark County, Nevada, U.S.A., for any dispute arising out of this Agreement.

18.Language. If you have received this Agreement or any other document related to the Plan or the Award translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future Awards that may be granted under the Plan by electronic means or to request your consent by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Award through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Appendix. Notwithstanding the provisions of this Agreement, the Award shall be subject to any special terms and conditions for your country set forth in the Appendix to this Agreement. To the extent any provision in the Appendix is inconsistent with a provision in the body of this Agreement, the provision in the Appendix shall prevail. Moreover, if you relocate to one of the countries included in the Appendix, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

21.Compliance with Applicable Laws. You acknowledge that, as a result of your receipt of the Award, you may have obligations under applicable securities, exchange control or other laws or regulations in effect in your country. Without limitation, such obligations may include obligations to report your acquisition of Options or Shares to local regulators, to repatriate proceeds from the sale of Shares and dividends (if any) to your home country, to engage a locally licensed intermediary to assist with transactions in the Shares, or to obtain licenses or approvals from local regulators prior to acquiring or selling Shares. Further, depending on your country of residence, you may be subject to insider trading restrictions or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these insider trading or market abuse laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any subsidiary will be liable for any fines or penalties that you may incur as a result of your failure to comply with any applicable laws. You should be aware that securities, exchange control, insider trading and other laws may change frequently and often without notice. You are hereby advised to confirm the legal obligations that may arise from your receipt of the Award with a qualified advisor.

22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and on any Shares issued in settlement of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

Exhibit 10.22
24.Execution of Agreement. By electronically or otherwise accepting this Agreement, you acknowledge your understanding and acceptance of the terms and conditions of the Award. The Company has no obligation to issue you Shares under this Agreement if you do not accept the Award. Further, any acceptance of Shares issued pursuant to this Agreement shall constitute your acceptance of the Award and your agreement with all terms and conditions of the Award, as set forth in the Plan and this Agreement.

Signature Page to Follow

Exhibit 10.22

ACCEPTANCE AND ACKNOWLEDGMENT

The parties accept and agree to the terms of the Award described in this Agreement and in the Plan, acknowledge receipt of a copy of this Agreement and the Plan and acknowledge that each has read them carefully and that fully understand their contents.

RUMBLEON, INC.		GRANTEE
By:	/s/ Steven J. Pully	By:	/s/ Michael W. Kennedy
Name:	Steven J. Pully	Name:	Michael W. Kennedy
Title:	Executive Chairman of the Board	Date:	December 13, 2023
Date:	December 13, 2023

Exhibit 10.22
APPENDIX TO THE
RUMBLEON, INC.

OPTION AWARD AGREEMENT

************
UNITED STATES

Code Section 409A. It is intended that all compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Section 409A (and any legally binding guidance promulgated under Section 409A, including, without limitation, the Final Treasury Regulations) (“Code Section 409A”), and this Agreement will be interpreted, administered and operated accordingly. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all payments provided for under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting, or settlement of the Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or settlement of the Award granted pursuant to this Agreement. In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision. Notwithstanding the foregoing, in no event will any of Company, its parent, or their respective subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of the form of this Agreement to be exempt from or comply with Code Section 409A and none of the foregoing guarantees that the form of this Agreement is exempt from or complies with Code Section 409A. For all purposes under Code Section 409A, Grantee’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company. A termination of employment under this Agreement shall mean a “separation from service” under Code Section 409A. Notwithstanding any provisions of the Agreement to the contrary, to the extent the that Code Section 409A would cause an adverse tax consequence to the Grantee, a Change in Control shall not be deemed to occur for purposes of this Agreement unless the Change in Control meets the definition ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time in either subsequent regulations or other guidance.

Exhibit 10.22
Appendix: Vesting Conditions

The number of Options in the applicable tranche of the Award (set forth in the left column of the table below) and the number of Options in any tranche that has a minimum closing stock price below the price that is met, shall vest on the date the closing stock price of Common Stock as reported on reliable, publicly available sources (e.g. Yahoo Finance, Marketwatch, etc.) has remained at or above the minimum closing stock price set forth in the right column of the table below for at least thirty (30) consecutive trading days, subject to your continuous employment with the Company or a subsidiary through such date and such date occurring no later than the fifth (5th) anniversary of the Effective Date (the “Vesting Conditions”). If the Vesting Conditions for any tranche are not met on or prior to the fifth (5th) anniversary of the grant date, the Options in such tranche shall automatically terminate and be forfeited on such date. Any Options that meet the Vesting Conditions and vest must be exercised on or prior to the Option Termination Date.

Number of Options That Would Vest	Minimum Closing Stock Price for 30 Consecutive Trading Days
125,000 Options	$12.00
175,000 Options	$17.00
200,000 Options	$22.00
225,000 Options	$35.00
100,000 Options	$40.00